Exhibit 4.1

AMENDMENT NO. 2

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

Amendment No. 2, effective as of April 25, 2011 (the “Amendment”), to the Amended and Restated Rights Agreement, dated as of November 12, 2001 (the “Rights Agreement”), by and among Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), and Wells Fargo Bank, National Association, as Rights Agent (the “Rights Agent”), as amended by Amendment No. 1 to the Rights Agreement, dated as of June 24, 2010.

WITNESSETH:

WHEREAS, the Company and The Bank of New York Mellon (f/k/a The Bank of New York) (“BNY Mellon”) were parties to the Rights Agreement, pursuant to which BNY Mellon was appointed to serve as the rights agent; and

WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has notified BNY Mellon of its removal as rights agent effective as of 5:00 p.m. EDT on April 24, 2011, and the Company has appointed Wells Fargo Bank, National Association as successor rights agent under the Rights Agreement, effective as of April 25, 2011; and

WHEREAS, in connection with the removal of BNY Mellon as rights agent and the appointment of Wells Fargo Bank, National Association as successor rights agent, the Company and the Rights Agent desire to amend the Rights Agreement in certain respects, in accordance with Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendment of the Rights Agreement. Effective as of the date of appointment of Wells Fargo Bank, National Association as successor Rights Agent, the Rights Agreement shall be amended as follows:

(a) All references in the Rights Agreement to “The Bank of New York” as Rights Agent shall be replaced with and shall for all purposes be deemed to refer to “Wells Fargo Bank, National Association,” as Rights Agent.

(b) The legend set forth in Section 3(c) of the Rights Agreement is hereby amended to read in its entirety as follows:

“This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Apogee Enterprises, Inc. and Wells Fargo Bank, National Association, dated as of November 12, 2001, as amended to date (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Apogee Enterprises, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Apogee Enterprises, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person or an Associate or Affiliate thereof (as defined in the Rights Agreement), or certain transferees of such Person, may become null and void.”

(c) Section 8 of the Rights Agreement is amended in its entirety to read as follows:

“Section 8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Rights Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed stock certificates which have been cancelled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records relating to Right Certificates cancelled or destroyed by the Rights Agent.”

(d) The address of the Rights Agent set forth in Section 26 is hereby amended to read in its entirety as follows:

“Wells Fargo Bank, National Association

Shareowner Services

161 North Concord Exchange

South Saint Paul, Minnesota 55075”

(e) The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

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Section 2. Amendment to Form of Right Certificate. The form of Right Certificate to purchase Preferred Shares set forth in Exhibit B attached to the Rights Agreement shall be amended as follows:

(a) The first full paragraph appearing under the heading “Right Certificate Apogee Enterprises, Inc.” on the first page of the Form of Right Certificate is hereby amended to read in its entirety as follows:

“This certifies that                                          , or registered assigns, is the registered owner of the number of rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, as restated and amended through April 25, 2011, between Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), and Wells Fargo Bank, National Association (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., Minneapolis, Minnesota time, on October 11, 2011, at the office or offices of the Rights Agent designated for such purpose, or of its successor as Rights Agent, one one-hundredth of a fully paid nonassessable share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Shares”), of the Company, at a purchase price of $65.00 (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-hundredths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of October 11, 2001, based on the Preferred Shares as constituted at such date. As provided in the Rights Agreement, the Purchase Price and the number of one one-hundredths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.”

(b) The last two lines of the Form of Assignment section on the reverse side of the Form of Right Certificate are hereby amended to read as follows:

Signature Medallion Guaranteed:

Signatures must be medallion guaranteed.

(c) The last two lines of the Form of Election to Purchase section on the reverse side of the Form of Right Certificate are hereby amended to read as follows:

Signature Medallion Guaranteed:

Signatures must be medallion guaranteed.

Section 3. Amendment to Summary of Rights. The form of Summary of Rights to Purchase Preferred Shares set forth in Exhibit C attached to the Rights Agreement is hereby amended to read in its entirety as set forth in the attachment hereto.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the dates set forth below.

APOGEE ENTERPRISES, INC.

By:	/s/ Russell Huffer
Name:	Russell Huffer
Title:	Chief Executive Officer and President
Dated:	April 21, 2011

Attest:

By:	/s/ Patricia A. Beithon
Name:	Patricia A. Beithon
Title:	General Counsel and Secretary
Dated:	April 21, 2011

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Rights Agent

By:	/s/ Erik Amundson
Name:	Erik Amundson
Title:	Officer, Wells Fargo Bank, N.A.
Dated:	April 25, 2011

Attest:

By:	/s/ Barbara M. Novak
Name:	Barbara M. Novak
Title:	Vice President
Dated:	April 25, 2011

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Exhibit C

APOGEE ENTERPRISES, INC.

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED SHARES

On October 19, 1990, the Board of Directors of Apogee Enterprises, Inc. (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) per share for each outstanding share of Common Stock, par value $.33 1/3 (the “Common Shares”), of the Company. The dividend was payable on November 6, 1990 (the “Record Date”) to shareholders of record on that date.

Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 (the “Preferred Shares”), of the Company at a price of $65.00 per one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, as restated and amended through April 25, 2011 (the “Rights Agreement”), between the Company and Wells Fargo Bank, National Association, as Rights Agent (the “Rights Agent”).

Initially, the Rights will attach to all certificates representing Common Shares then outstanding and no separate Right Certificates will be distributed. The Rights will separate from the Common Shares, and a Distribution Date for the Rights will occur upon the earlier of:

(i) the close of business on the day following a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person” (i.e., has become, subject to certain exceptions, the beneficial owner of 15% (the “Threshold Percentage”) or more of the outstanding Common Shares); and

(ii) the close of business on the day following the commencement or public announcement of the intention to commence a tender offer or exchange offer, the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding Common Shares (or such later date as may be determined by the Board of Directors of the Company prior to a person or group of affiliated or associated persons becoming an Acquiring Person).

A Person will not be an Acquiring Person if the Board of Directors of the Company determines that such Person became the Beneficial Owner of the Threshold Percentage or more of the Common Shares of the Company then outstanding inadvertently and such Person divests itself, within a reasonable period of time as determined by the Board of Directors, of a sufficient number of Common Shares so that such Person is no longer the Beneficial Owner of the Threshold Percentage or more of the Common Shares of the Company then outstanding.

Until the Distribution Date,

(i) the Rights will be evidenced by the Common Share certificates and will be transferred with and only with the Common Shares,

(ii) new Common Share certificates issued after the Record Date upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference, and

(iii) the surrender for transfer of any Common Share certificate, even without such notation or a copy of this Summary of Rights attached thereto, also will constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

As promptly as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on October 11, 2011, unless extended or earlier redeemed or exchanged by the Company as described below.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution:

(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares,

(ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the then current market price of the Preferred Shares, or

(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those described in clause (ii) of this paragraph).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fraction of a Preferred Share will be issued (other than fractional shares which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) if in lieu thereof, a payment in cash is made based on the closing price (prorated for the fraction) of a Preferred Share on the last trading date prior to the date of exercise.

The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right also are subject to adjustment in the event of a stock split of the Common Shares, a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

If any person or group of affiliated or associated persons becomes an Acquiring Person (unless the event by which such Person became an Acquiring Person is a transaction described in the following paragraph), then each holder of a Right, other than Rights beneficially owned by the Acquiring Person and certain transferees thereof (which will thereafter be void), will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of Common Shares having a market value of two times the exercise price of the Right, subject to certain possible adjustments.

If, at any time after there is an Acquiring Person, the Company is acquired in certain mergers or other business combination transactions (other than certain transactions with a subsidiary of the Company or a transaction with a person who acquired Common Shares through a tender offer or exchange offer for all outstanding Common Shares of the Company determined by the Board of Directors to be in the best interests of the Company and its shareholders) or 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) are sold, each holder of a Right (other than Rights which have become void under the terms of the Rights Agreement) will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of common shares of the acquiring company (or, in certain cases, one of its affiliates) having a market value of two times the exercise price of the Right.

In certain events specified in the Rights Agreement, the Company is permitted temporarily to suspend the exercisability of the Rights.

At any time after a person or group of affiliated or associated persons becomes an Acquiring Person, and prior to the acquisition by a person or group of affiliated or associated persons of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange all or part of the Rights (other than Rights which have become void under the terms of the Rights Agreement) for Common Shares at an exchange ratio of one Common Share per Right, subject to adjustment.

At any time prior to such time as any Person becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the “Redemption Price”), payable in cash, Common Shares or any other form of consideration deemed appropriate by the Board of Directors. The period of time during which the Rights may be redeemed may be extended if no person has become an Acquiring Person. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including without limitation, the right to vote or to receive dividends. In addition, the Company will have no liability to holders of Rights or of the Common Shares for any failure to comply with the Rights Agreement during any period the Board of Directors is unaware of the existence of the Acquiring Person.

A copy of the Rights Agreement, as amended and restated through November 12, 2001, has been filed with the Securities and Exchange Commission (“SEC”) as an exhibit to Amendment No. 5 to the Company’s Registration Statement on Form 8-A dated November 30, 2001 (the “Form 8-A”), and Amendment Nos. 1 and 2 to the Rights Agreement have been filed with the SEC as exhibits to Amendment Nos. 6 and 7, respectively, to the Company’s Registration Statement on Form 8-A dated June 25, 2010 and April [    ], 2011, respectively. A copy of the Rights Agreement, as restated and amended through April 25, 2011, is available free of charge from the Company by contacting the Secretary of Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, Minnesota 55435. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.